Exhibit 5.1

1900 K Street, NW Washington, DC 20006-1110 +1 202 261 3300 Main +1 202 261 3333 Fax www.dechert.com

May 20, 2021

Aberdeen Income Credit Strategies Fund

1900 Market Street,

Suite 200

Philadelphia, PA 19103

Re:         Registration Statement on Form N-2

Ladies and Gentlemen:

We have acted as counsel for Aberdeen Income Credit Strategies Fund, a statutory trust organized under the laws of the State of Delaware (the “Fund”), in connection with the preparation and filing of a Registration Statement on Form N-2 (the “Registration Statement”), as originally filed on March 1, 2021, with the U.S. Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), and the prospectus supplement, dated May 20, 2021 (as amended, supplemented or otherwise modified, the “Prospectus Supplement” and, together with the base prospectus, dated as of April 27, 2021, included in the Registration Statement, the “Prospectus”) in connection with the issuance by the Fund to the holders of the Fund’s common shares of beneficial interest, par value $0.001 per share (the “Common Shares”), of transferable rights (the “Rights”) entitling the holders of such Rights to purchase upon the exercise of the Rights, up to an aggregate of 5,812,247 Common Shares (the “Shares”), filed with the Commission pursuant to Rule 424(b) under the Securities Act.

This opinion letter is being furnished to the Fund in accordance with the requirements of Item 25 of Form N-2 under the Investment Company Act of 1940, as amended, and we express no opinion herein as to any matter other than as to the legality of the Rights and the Shares.

In rendering the opinions expressed below, we have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, documents, certificates and other instruments as in our judgment are necessary or appropriate to enable us to render the opinions expressed below.

In our examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us, the conformity with the respective originals to original documents of all documents submitted to us as certified, telecopies, or reproduced copies.

We do not express any opinion with respect to the laws of any jurisdiction other than the Delaware Statutory Trust Act (the “DSTA”).

On the basis of the foregoing and subject to the assumptions, qualifications and limitations set forth in this letter, we are of the opinion that:

i.	The Rights have been duly authorized by all requisite statutory trust action on the part of the Fund under the DSTA and the Rights, when duly issued in accordance with the Registration Statement and Prospectus Supplement and the provisions of an applicable subscription certificate and any applicable and valid and binding subscription agreement, will be validly issued.

ii.	The Shares have been duly authorized by all requisite statutory trust action on the part of the Fund under the DSTA and the Shares, when (a) duly issued upon exercise of Subscription Rights as contemplated by the Registration Statement and Prospectus Supplement and (b) delivered to the purchaser or purchasers thereof against receipt by the Fund of such lawful consideration therefor as the Board of Trustees (or a duly authorized committee thereof) may lawfully determine and at a price per share not less than the per share par value of the Common Shares, will be validly issued, fully paid and nonassessable.

The opinions set forth herein as to enforceability of obligations of the Fund are subject to: (i) bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar laws now or hereinafter in effect affecting the enforcement of creditors’ rights generally, and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law) and the discretion of the court or other body before which any proceeding may be brought; (ii) the unenforceability under certain circumstances under law or court decisions of provisions providing for the indemnification of, or contribution to, a party with respect to a liability where such indemnification or contribution is contrary to public policy; (iii) provisions of law which may require that a judgment for money damages rendered by a court in the United States be expressed only in U.S. dollars; (iv) requirements that a claim with respect to any Notes denominated other than in U.S. dollars (or a judgment denominated other than in U.S. dollars in respect of such claim) be converted into U.S. dollars at a rate of exchange prevailing on a date determined pursuant to applicable law; and (v) governmental authority to limit, delay or prohibit the making of payments outside the United States or in foreign currency or composite currency.

We express no opinion as to the validity, legally binding effect or enforceability of any provision in any agreement or instrument that (i) requires or relates to payment of any interest at a rate or in an amount which a court may determine in the circumstances under applicable law to be commercially unreasonable or a penalty or forfeiture or (ii) relates to governing law and submission by the parties to the jurisdiction of one or more particular courts.

We hereby consent to the filing of this opinion as an exhibit to the Current Report on Form 8-K being filed on the date hereof and incorporated by reference into the Registration Statement. We also consent to the reference to this firm, as counsel to the Fund, in the Registration Statement, until such time as we revoke such consent. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/Dechert LLP

Dechert LLP